Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

February 8, 2011

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Ladies and Gentlemen:

We have acted as counsel to Microsoft Corporation, a Washington corporation (the “Company”), in connection with the offer and sale by the Company of $750,000,000 aggregate principal amount of its 2.500% Notes due 2016 (the “2016 Notes”), $500,000,000 aggregate principal amount of its 4.000% Notes due 2021 (the “2021 Notes”) and $1,000,000,000 aggregate principal amount of its 5.300% Notes due 2041 (the “2041 Notes” and, together with the 2016 Notes and 2021 Notes, the “Notes”), pursuant to the underwriting agreement, dated February 3, 2011 (the “Underwriting Agreement”), by and among the Company and Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Morgan Stanley & Co. Incorporated and RBS Securities, Inc., as representatives of the underwriters named in Schedule II to the Underwriting Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-155495), filed by the Company on November 20, 2008 (including documents incorporated by reference therein, the “Registration Statement”); (ii) the Company’s prospectus, dated November 20, 2008 (including the documents incorporated by reference therein, the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the Company’s prospectus supplement, dated February 3, 2011 (including the documents incorporated by reference therein, the “Prospectus Supplement”), relating to the offering of the Notes; (iv) the base indenture dated as of May 18, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture, dated as of February 8, 2011 (the “Third Supplemental Indenture”), between the Company and the Trustee; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform the Notes and (iii) the due authorization, execution and delivery of the Notes by the Company. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

February 8, 2011

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when executed and delivered by the Company in accordance with the terms of Indenture and the Third Supplemental Indenture thereto, issued and sold as described in the Prospectus Supplement and authenticated by the Trustee in accordance with the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto. The opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP